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                                                                    Exhibit 16.1

                           William W. Oliver, C.P.A.

January 24, 1997

Securities and Exchange Commission
Washington, D.C. 20549

I was previously principal accountant for Assessment Solutions Incorporated and, under date of June 24, 1994, I reported on the financial statements as of and for the year ended March 31, 1994. During the fiscal year ended March 31, 1995 my appointment was terminated.

I have read ASI Solutions Incorporated's statement under the caption "Change in Independent Accountants" included in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission to be filed on or about January 24, 1997 and am in agreement with the statements contained therein.

Very truly yours,